Your prompt return of the enclosed proxy card will save the postage expense of additional mailings. Your immediate attention to these materials would be greatly appreciated.


                                ITRON


Johnny M. Humphreys
President and
Chief Executive Officer
April 4, 1997


Dear Shareholder:

    On behalf of the Board of Directors, it is my pleasure to extend to you an invitation to attend the 1997 Annual Meeting of Shareholders of Itron, Inc. We hope you can join us. The Annual Meeting will be held:

                  At: Red Lion Hotel - Spokane City Center Spokane Falls Ballroom - Suite A
                               322 North Spokane Falls Court
                               Spokane, Washington 99201

                  On:          Tuesday, April 29, 1997

                  At:          9:00 a.m.

     For  our  shareholders'   convenience,  a  continental  breakfast  will  be
available beginning at 8:30 a.m., at which time shareholders will have an opportunity to meet personally with the Company's directors and officers and discuss any questions they may have. The Annual Meeting will begin promptly at 9:00 a.m. The Notice of the Annual Meeting and the Proxy Statement accompany this letter.

     We know that many of our shareholders will be unable to attend the Annual Meeting. Proxies are solicited so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take the time now to read the Proxy Statement and vote your shares by signing, dating and returning your proxy card promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised. Regardless of the number of Company shares you own, your presence by proxy is important for quorum purposes and your vote is important for proper corporate action.

     Thank you for your continuing interest in Itron. We look forward to seeing as many of you as possible at our Annual Meeting.

                                   Sincerely,



                                   Johnny M. Humphreys
                                   President and Chief Executive Officer

Itron, Inc., P.O. Box 15288, Spokane, Washington 99215-5288; (509)924-9900 or
(800)392-3185

                                   ITRON, INC.
                            2818 North Sullivan Road
                            Spokane, Washington 99216



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 29, 1997


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Itron, Inc., will be held at Red Lion Hotel - Spokane City Center, Spokane Falls Ballroom - Suite A, 322 North Spokane Falls Court, Spokane, Washington, at 9:00 a.m., local time, on Tuesday, April 29, 1997 (the "Annual Meeting") for the following purposes:

         (1)    To elect four directors of the Company;

         (2) To approve the amendment of the Company's 1989 Restated Stock Option Plan;

         (3)    To ratify the appointment of the auditors of the Company; and

         (4) To transact such other business as may come before the meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 28, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person.

     To ensure representation at the Annual Meeting, shareholders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible, even if they plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a Proxy.



                               By order of the Board of Directors



                               MariLyn R. Blair
                               Corporate Secretary

Spokane, Washington
April 4, 1997

                                      ITRON

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Itron, Inc. (the "Company"), of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Red Lion Hotel - Spokane Falls Ballroom, Suite A, 322 North Spokane Falls Court, Spokane, Washington, at 9:00 a.m., local time, on Tuesday, April 29, 1997, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The principal executive offices of the Company are located at 2818 North Sullivan Road, Spokane, Washington 99216. It is expected that this Proxy Statement and accompanying Proxy will be mailed to shareholders on or about April 4, 1997.

Record Date and Outstanding Shares

     Holders of the Company's common stock (the "Common Stock") of record at the close of business on February 28, 1997, are entitled to notice of and to vote at the Annual Meeting. On that date, there were 13,420,879 shares of Common Stock outstanding.

Revocability of Proxies

     Shares represented at the Annual Meeting by properly executed Proxies in the accompanying form will be voted at the Annual Meeting and, where the shareholder giving the Proxy specifies a choice, the Proxy will be voted in accordance with the specification so made. A Proxy given for use at the Annual Meeting may be revoked by the shareholder giving the Proxy at any time prior to the exercise of the powers conferred thereby. A Proxy may be revoked either by
(i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company's principal executive offices, either a written revocation or a duly executed Proxy bearing a later date or (ii) attending the Annual Meeting and voting in person, regardless of whether a Proxy has previously been given. Presence at the Annual Meeting will not revoke the shareholder's Proxy unless such shareholder votes in person.

Quorum and Voting

     Holders of Common Stock will be entitled to one vote per share of Common Stock held. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors. Under Washington law, action may be taken on a matter submitted to shareholders only if a quorum exists with respect to such matter. A majority of the votes entitled to be cast on a matter by holders of outstanding shares of Common Stock constitutes a quorum for action on such matter.

     Directors are elected by a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting. Abstention from voting and broker non-votes on the election of directors will have no impact on the outcome of this proposal since they have not been cast in favor of any nominee. The affirmative vote of holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of the amendment of the 1989 Restated Stock Option Plan and the ratification of independent auditors. Abstention from voting on these matters will have the practical effect of voting against these proposals because such shares are present at the meeting and entitled to vote and are therefore counted in the number of shares a majority of which are required for approval of a proposal, but are not voting in favor of it. Broker non-votes with respect to the amendment of 1989 Restated Stock Option Plan will have no effect on the outcome of this proposal since they are not considered shares entitled to vote on this proposal, whereas broker non-votes with respect to the ratification of the Company's auditors will have the practical effect of voting against this proposal since they are considered shares present at the meeting and entitled to vote but are not voting in favor of the proposal.

Solicitation of Proxies

     The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey, to aid in the solicitation of Proxies. It is estimated that the cost of these services will be approximately $4,000 plus expenses. The cost of soliciting Proxies will be borne by the Company. Proxies will be solicited by personal interview, mail and telephone. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.


                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, with each director of the Company generally holding office for a three-year term or until his or her successor has been elected and qualified. At the Annual Meeting, four directors are to be elected, one to hold office for a term of two years until 1999, and three to hold office for a term of three years until 2000 or, in each case, until his/her respective successor shall be elected and shall qualify. One nominee, Stuart Edward White, was appointed a director in April 1996, and is being nominated for a shorter term in order to keep all classes of directors as equal in size as possible, as required by Washington state law. Unless authority to do so is withheld, the persons named as proxies in the accompanying Proxy will vote for the election of the nominees listed below. The Board of Directors has no reason to believe that any such nominee will be unable to serve as a director. If, however any such nominee shall become unavailable, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Nominee to Serve Until 1999

     Stuart Edward White (age 46) has been a director of the Company since 1996. Mr. White is President, Utility Translation Systems, Inc. ("UTS"). Itron acquired UTS in March 1996. Mr. White has been President of UTS since its inception in 1980. Prior to founding UTS, Mr. White held numerous engineering and marketing management positions with Westinghouse Electric Corporation, Meter Division, for 13 years.

Nominees to Serve Until 2000

     Michael B. Bracy (age 55) has been a director of the Company since 1992. Mr. Bracy is Executive Vice President, Chief Financial Officer and a director of NorAm Energy Corp. ("NorAm"), previously known as Arkla, Inc., an integrated natural gas company. Since joining NorAm in 1984, he has held various executive positions, most recently Chief Executive Officer of the Arkla Pipeline Group. Prior to his joining NorAm, Mr. Bracy served as Executive Vice President and Chief Financial Officer of El Paso Natural Gas Company, which he joined in 1977.

     Graham M. Wilson (age 52) has been a director of the Company since 1990. Mr. Wilson has been employed by Westcoast Energy Inc., a major Canadian natural resource company, since 1988, where he is currently Executive Vice President and Chief Financial Officer. From 1983 to 1988, he was Vice President, Finance and Administration of Petro-Canada Inc. Mr. Wilson also serves as a director of Union Gas Limited, Pacific Northern Gas Ltd. and Centra Gas, Inc., all of which are affiliates of Westcoast Energy, Inc.

     Mary Ann Peters (age 52) has been a director of the Company since 1994. Ms. Peters is Managing Director of McGillicuddy and Peters, a marketing and consulting firm, which she founded in 1984. Ms. Peters began her marketing career with International Business Machines Corporation in 1972 and subsequently held marketing positions with General Electric Company, Wells Fargo and Company, Inc., Atari Corp. and Apple Computer, Inc.

Continuing Directors

     Paul A. Redmond (age 60) has served as Chairman of the Board of Directors of the Company since 1984. Mr. Redmond's term as a director expires in 1998. He is Chairman of the Board and Chief Executive Officer of The Washington Water Power Company ("WWP"). Mr. Redmond joined WWP in 1965, where he has held numerous management and executive positions prior to his being elected to his current position in 1985. Mr. Redmond also serves as a director Washington RoundTable, U.S. Bancorp and Pentzer Corporation, as well as various subsidiaries and affiliates of WWP.

     Johnny M. Humphreys (age 59) has been President, Chief Executive Officer and a director of Itron since 1987. Mr. Humphrey's term as a director expires in 1998. From 1975 to 1986, Mr. Humphreys was employed by Datachecker Systems, Inc. ("Datachecker"), a subsidiary of National Semiconductor Corporation ("NSC"), in various executive positions, including President from 1980 to 1986. In 1986, Mr. Humphreys was appointed Senior Vice President of NSC's Information Systems Group and was responsible for strategic planning for three operating divisions, National Advanced Systems, Microcomputer Products Group and Datachecker.

     Ted C. DeMerritt (age 64) has been a director of the Company since 1994. Mr. DeMerritt's term as a director expires in 1999. Mr. DeMerritt has been employed by Olivetti North America, which develops and implements system solutions for the financial services and retail industries, and its predecessor, ISC Systems Corporation, since 1980, where he currently serves as its Chairman and Chief Executive Officer. From 1963 to 1980, he was with Sacramento Savings and Loan Association, where he served as Controller/Senior Vice President in charge of the Savings and Operations Division. Mr. DeMerritt is a Trustee of the Washington State University Foundation.

     Jon E. Eliassen (age 49) has been a director of the Company since 1987. Mr. Eliassen's term as a director expires in 1999. Mr. Eliassen is Senior Vice President and Chief Financial Officer of WWP. He joined WWP in 1970 and held numerous positions within the finance department prior to assuming his current responsibilities in 1986. He also serves as a director of Spokane Capital Management Corporation and Pentzer Corporation as well as various affiliates of WWP.

Compensation of Directors

     Nonemployee directors receive an annual $8,000 retainer which is payable quarterly. In addition, nonemployee directors receive $800 for each Board meeting attended ($900 for the Chairman of the Board) and $800 for each Committee meeting attended ($900 for each of those Committee meetings at which they serve as chairperson). Under the Company's 1992 Stock Option Plan for Nonemployee Directors, nonemployee directors receive stock option grants to purchase 10,000 shares of the Company's Common Stock upon their initial appointment or election as a director and option grants to purchase 2,000 shares of the Company's Common Stock annually thereafter. The exercise price of such options is the fair market value of the Common Stock on the date of grant. Such options are fully vested and immediately exercisable on the date of grant.

Information on Committees of the Board of Directors and Meetings

     The Company's Board of Directors has established an Audit/Finance Committee and a Compensation Committee.

     The Audit/Finance Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Audit/Finance Committee consists of Jon E. Eliassen, Graham M. Wilson and Ted C. DeMerritt and held nine meetings during 1996.

     The Compensation Committee is responsible for setting compensation levels for the Company's executive officers, overseeing the administration of various incentive compensation and benefit plans and performing such other functions regarding compensation as the Board may delegate. The Compensation Committee consists of Paul A. Redmond, Michael B. Bracy and Mary Ann Peters. The Compensation Committee held seven meetings in 1996.

     During 1996 there were six Board meetings. All Board members, except Mr. Wilson, attended at least 75% of the meetings of the Board and each committee of which they were a member. Mr. Wilson attended four of the six Board meetings and seven of the nine Audit/Finance Committee meetings.


                PROPOSAL TO AMEND RESTATED 1989 STOCK OPTION PLAN

     The Company's Restated 1989 Stock Option Plan (the "1989 Option Plan") provides a means whereby selected employees, directors, officers, agents, consultants, advisors and independent contractors of the Company may be granted incentive stock options ("ISOs") or nonqualified stock options ("NSOs") to purchase shares of Common Stock. Approximately 1,200 persons are eligible for participation in the 1989 Option Plan. Currently, subject to adjustment required in the event of any recapitalization of the Company, the aggregate amount of Common Stock that may be issued upon exercise of all options granted under the 1989 Option Plan may not exceed 2,250,000 shares. On February 3, 1997, the Company's Board of Directors unanimously adopted an amendment to the 1989 Option Plan that, subject to shareholder approval, would authorize an additional 1,800,000 shares to be available for the granting of options under the 1989 Option Plan. As of the date of this Proxy Statement, approximately 115,000 shares remained available for future grant under the 1989 Option Plan, and options to purchase approximately 1,312,000 shares of Common Stock were outstanding. On March 26, 1997, the average of the high and low sale prices of the Company's Common Stock was $19.81 per share, as reported by the Nasdaq National Market. In addition, the Board extended the term of the 1989 Option Plan by ten years from the date of amendment by the Board, which is until February 3, 2007.

     The Board believes that the additional options would, among other things, promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining and stimulating the performance of officers and key employees. The Board believes that the existing options have contributed substantially to the successful achievement of the above objectives and the granting of stock options for these purposes is comparable with other high-tech companies. The complete text of the 1989 Option Plan, as proposed to be amended, is attached to this Proxy Statement as Appendix A.

        The Compensation Committee of the Board of Directors is currently the administrator of the 1989 Option Plan (the "Plan Administrator"). Subject to the terms of the 1989 Option Plan, the Plan Administrator determines the terms and conditions of options granted under the 1989 Option Plan, including the exercise price. The 1989 Option Plan provides that the Plan Administrator must establish an exercise price for ISOs that is not less than the fair market value per share at the date of grant. Each ISO must expire within ten years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the 1989 Option Plan and the tax laws for ISOs provides that the exercise price may not be less than 110% of the fair market value per share at the date of grant and that the term of the ISOs may not exceed five years. NSOs expire ten years from the date of grant. Unless otherwise provided by the Plan Administrator, options granted under the 1989 Option Plan vest at a rate of 25% per year over a four year period. For ISO purposes, the amendment of the 1989 Option Plan by the Board is considered the adoption of a new option plan.

        No option may be transferred by the optionee other than by will or the laws of descent or distribution, except for certain transfers which may be permitted by the Plan Administrator. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, death or total disability, as such terms are defined in the 1989 Option Plan), may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or in such longer period determined by the Plan Administrator. In the event the optionee is terminated for cause, the options terminate upon the Company's discovery of such cause. In the event the optionee dies or becomes totally disabled, options vested as of the date of death or total disability may be exercised prior to the earlier of the option's specified expiration date or one year from the date of the optionee's death or disability.

        Unexercised options granted under the 1989 Option Plan terminate upon the occurrence of certain events, including certain mergers. Immediately prior to such a transaction, optionees may exercise such options without regard to whether the vesting requirements have been satisfied. In a stock merger, the options would convert into options to purchase shares of the other corporation involved in the merger, unless the Company and such other corporation, in their sole discretion, determine that such options shall terminate. The converted options would be fully vested without regard to whether the vesting requirements in the option agreements have been satisfied.

        Shares subject to options granted under the 1989 Option Plan which have lapsed or terminated may again be subject to options granted under the 1989 Option Plan. Furthermore, the Plan Administrator may offer to exchange new options for existing options, with the shares subject to the existing options being again available for grant under the 1989 Option Plan. Assuming the approval of this proposal by the Company's shareholders, the 1989 Option Plan will terminate on February 3, 2007, unless sooner terminated by the Board of Directors.

Federal Income Tax Consequences

        The federal income tax consequences to the Company and to any person granted an option under the 1989 Option Plan under the existing applicable provisions of the Code and the regulations thereunder are substantially as follows. Under present law and regulations, no income will be recognized by a participant upon the grant of stock options.

        Upon the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date.

        If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

        The rules for the tax treatment of an NSO also apply to an ISO that is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of permanent and total disability, as defined in the Code).

        Upon the exercise of an ISO during employment or within three months after the optionee's termination of employment (12 months in the case of permanent and total disability, as defined in the Code), for regular tax purposes the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time equal to the excess of the fair market value of the shares over the exercise price. If the acquired shares are sold or exchanged after the later of
(a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess of the fair market value on the exercise date of the shares received over the option price paid (or generally, if less, the excess of the amount realized on the sale of the shares over the option price), and the optionee will have capital gain or loss, long-term or short-term, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

        In all the foregoing cases the Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to the following limitations. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for a specified period is stated, and shareholder and Board approval is obtained. The 1989 Option Plan has been drafted to allow compliance with those performance-based criteria.


The Board of Directors recommends that shareholders vote FOR approval of the amendment of the Company's Restated 1989 Stock Option Plan.

                             EXECUTIVE COMPENSATION

Compensation Summary

     The following table sets forth certain information as to Itron's Chief Executive Officer and each of the four other most highly compensated executive officers who were executive officers at December 31, 1996, for services rendered in all capacities for the Company during the fiscal years ended December 31, 1996, 1995 and 1994.

                           Summary Compensation Table

                                                                                      Long-Term
                                                  Annual Compensation               Compensation
                             ----------------------------------------------------  ----------------
                                                                                     Securities
   Name and Principal                                              Other Annual      Underlying         All Other
         Position              Year       Salary      Bonus       Compensation(1)    Options#(2)      Compensation(3)
         --------            -------     ---------  ----------   -----------------  --------------   --------------

Johnny M. Humphreys            1996      $363,142    $       0     $        0                 -           $ 14,958
President and Chief            1995       306,633      140,190              -                 -             12,556
Executive Officer              1994       250,570      141,261         54,877                 -             11,292

Carl Robert Aron               1996       299,986            -              -             70,000            56,778
Executive Vice President       1995        27,500      163,379              -             60,000               -
and Chief Operating
Officer(4)

Richard  G. Geiger             1996       200,000            -              -             22,000            21,181
Senior Vice President and      1995       188,468       72,128              -             12,000             6,803
Chief Technical Officer        1994       179,442       83,062              -              5,000             6,256

Michael J. O'Callaghan         1996       206,494            -              -             17,500             9,206
Senior Vice President,         1995       176,597       66,730              -             10,000             6,307
Services                       1994       160,269       75,942              -             10,000             5,483

David G. Remington             1996       208,654            -              -             45,000             8,708
Vice President and
Chief Financial Officer(5)
-----------

(1) Represents compensation paid under an employment agreement. See "Certain Relationships and Related Transactions."

(2) The number of securities underlying options for 1996 does not include options to purchase 30,000 shares, 10,000 shares, 7,500 shares and 45,000 shares that were granted to Messrs. Aron, Geiger, O'Callaghan and Remington, respectively, in 1996, but were canceled in connection with the repricing in November 1996. The number of securities underlying options for 1995 does include options to purchase 40,000 shares, 12,000 shares and 10,000 shares that were granted to Messrs. Aron, Geiger and O'Callaghan respectively, in 1995, but were canceled in connection with the repricing in November 1996. See "Ten Year Option Repricing."

 (3) For the year ended December 31, 1996, consists of matching contributions to a 401(k) savings plan ($4,750 for Messrs. Humphreys, Geiger and O'Callaghan and $1,417 for Mr. Aron) and matching contributions to a deferred compensation plan ($10,208, $9,883, $4,721, and $4,456 for each of Messrs. Humphreys, Aron, Geiger and O'Callaghan, respectively). Also includes $45,478 of reimbursed relocation and other expenses for Mr. Aron, $11,710 for reimbursed medical and other expenses for Mr. Geiger and $8,708 of reimbursed relocation expenses for Mr. Remington.

(4)  Mr. Aron joined the Company in November 1995.

(5)  Mr. Remington joined the Company in February 1996.

Option Grants

     The following table sets forth certain information regarding options granted during the year ended December 31, 1996 to the Company's executive officers for whom compensation is reported in this Proxy Statement.

                              Option Grants in 1996

                                Individual Grants
                          ------------------------------------------------------------- -------------------------
                                          Percent of                                     Potential Realizable
                            Number of    Total Options     Exercise     Expiration     Value at Assumed Annual
                             Options      Granted to         Price         Date          Rates of Stock Price
           Name              Granted     Employees in      ($/Share)                         Appreciation
                                          Fiscal Year                                      for Option Term
------------------------  -------------- ---------------- -------------- ------------- ---------------------------
                                                                                       ------------- -------------
                                                                                           5%            10%
                                                                                       ------------- -------------

 Carl Robert Aron              70,000        11.37%            $17.75     11/25/06         $781,402    $1,980,225
 Richard  G. Geiger            22,000        3.57%              17.75     11/25/06          245,583       622,356
 Michael J. O'Callaghan        17,500        2.84%              17.75     11/25/06          195,350       495,056
 David G. Remington            45,000        7.31%              17.75     11/25/06          502,330     1,273,002



(1) The options vest on a four-year schedule, with the options becoming fully exercisable on November 25, 2000, provided the holder remains employed by the Company. The exercise price of the options is the fair market value of the Company's stock on the date of grant. These options were granted in exchange for the cancellation of options that had been previously granted in 1995 and 1996. See "Ten Year Option Repricing."

(2) The number of options granted does not include options to purchase 30,000 shares, 10,000 shares, 7,500 shares and 45,000 shares that were granted to Messrs. Aron, Geiger, O'Callaghan and Remington, respectively, in 1996, but were canceled in connection with the repricing. Similarly, options granted in 1996 but canceled in connection with the repricing were not included in the total number of options granted to employees for purposes of determining the percentage of options granted to the named executive officers during 1996. See "Ten Year Option Repricing."

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the ten-year option period. The actual value realized may be greater than or less than the potential realizable values set forth on the table.



Option Exercises and Year-End Values

     The following table sets forth certain information regarding options held as of December 31, 1996 by each of the Company's executive officers for whom compensation is reported in this Proxy Statement. None of such executive officers exercised any stock options during 1996.

                  Aggregated 1996 Fiscal Year-End Option Values

                                                            Value of Unexercised
                        Total Number of Unexercised         in-the-Money Options
                        Options at Fiscal Year-End          at Fiscal Year-End(1)
                      -------------------------------- ----------------------------------
    Name                Exercisable     Unexercisable      Exercisable     Unexercisable
----------------      ---------------- --------------- ----------------- ----------------

Carl Robert Aron             15,000         115,000            $     0       $    0
Richard  G. Geiger           63,750          22,000            445,663            -
Michael J. O'Callaghan       40,000          17,500            170,750            -
David G. Remington                -          45,000                  -            -



(1) Calculated based on a price of $17.75 per share (the closing price of the Company's Common Stock on December 31, 1996 as reported by the Nasdaq National Market), less the exercise price.

Option Repricing

     The following table sets forth information concerning any repricing of stock options held by any executive officer of the Company during the period commencing November 1993 (when the Company became a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and ending on December 31, 1996.

                            Ten-Year Option Repricing

                            --------- ----------- ------------- ------------- ----------- --------------------------
                                                   Market Price
                                       Number of   of Stock at    Exercise       New       Length of Original Option
                                        Options     Time of     Price at Time  Exercise      Term Remaining at Date
           Name               Date     Repriced    Repricing     of Pricing     Price            of Repricing
                            --------- ----------- ------------- ------------- ----------- --------------------------

Carl Robert Aron            11/25/96    40,000      $17.75           $28.06    $17.75           9 yrs.
                            11/25/96    30,000      $17.75            51.19    $17.75           9 yrs. 5 months

Richard G. Geiger           11/25/96    12,000      $17.75            24.25    $17.75           8 yrs. 5 months
                            11/25/96    10,000      $17.75            51.19    $17.75           9 yrs. 5 months

Klaus O. Huschke            11/25/96     8,000      $17.75            24.25    $17.75           8 yrs. 5 months
                            11/25/96     7,000      $17.75            51.19    $17.75           9 yrs. 5 months

Robert D. Neilson           11/25/96    20,000      $17.75            24.25    $17.75           8 yrs. 5 months
                            11/25/96    13,000      $17.75            51.19    $17.75           9 yrs. 5 months

Leroy D. Nosbaum            11/25/96    20,000      $17.75            50.25    $17.75           9 yrs. 4 months

Michael J. O'Callaghan      11/25/96    10,000      $17.75            24.25    $17.75           8 yrs. 5 months
                            11/25/96     7,500      $17.75            51.19    $17.75           9 yrs. 5 months

Larry A. Panattoni          11/25/96    15,000      $17.75            24.25    $17.75           8 yrs. 5 months
                            11/25/96    12,000      $17.75            51.19    $17.75           9 yrs. 5 months

David G. Remington          11/25/96    45,000      $17.75            43.50    $17.75           9 yrs. 3 months

Russel E. Vanos             11/25/96    10,000      $17.75            51.19    $17.75           9 yrs. 5 months


Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Company's Board of Directors (the "Committee") annually reviews and recommends to the full Board compensation levels for executive officers of the Company. The Committee is comprised of Board members who are not employees of the Company.

     The Committee's primary objective in establishing compensation opportunities for the Company's executive officers is to support the Company's goal of maximizing the value of shareholders' interests in the Company. To achieve this objective, the Committee believes it is critical to:

     o Pay competitively to attract, retain and motivate a highly competent executive team;

     o Provide incentive opportunities that link corporate performance and executive pay and pay executives competitive levels of incentive compensation when corporate financial performance expectations are achieved; and

     o Align executives' financial interests with the creation of shareholder value by providing long-term incentives in the form of options to acquire Common Stock.

     The Committee makes recommendations to the Board of Directors pertaining to the Company's executive compensation plans which promote the objectives detailed above. The Committee periodically engages outside consultants to determine approximate compensation levels among executives in comparable jobs in comparable high-tech companies. The Committee believes that the Company's current compensation plans support the Company's business mission and contribute to the Company's financial success. It is the Company's policy to meet the requirements for deductibility of compensation for tax purposes under Section 162(m) of the Internal Revenue Code. The Company intends to meet these requirements by paying performance-based compensation when appropriate. In the event it is not possible to meet the requirements of Section 162(m), the Company intends to minimize any compensation in excess of the limit.

Base Salary

     The Committee annually reviews each executive officer's base salary. The factors that the Committee considers in making recommendations regarding base salary include: levels of pay among executives in similar jobs within similar high-tech companies, level of responsibility, prior experience, breadth of knowledge and job performance. Base salaries are targeted at the median of the market. The market is defined as similar high-tech companies, nationwide, the annual revenues of which are approximately $175 million and which have similar executive level jobs. These companies are not necessarily the same as the companies included in the Nasdaq Computer Manufacturers Stock Index used in the performance graph. In general, in 1996, base salaries for the executive officers are near the median of the market.

     With respect to the Chief Executive Officer's compensation in 1996, the Committee determined that a $360,000 base salary for Mr. Humphreys was appropriate and consistent with the Company's overall salary plan. The Committee believes that it is important that Mr. Humphreys' base salary be competitive with those of other chief executive officers with similar responsibilities and broad leadership experience in the market defined above because the Committee recognizes and highly values Mr. Humphreys' visionary leadership, breadth of knowledge, and business and utility experience, all of which have contributed significantly to the success of the Company.

Executive Incentive Compensation Plan ("EIC Plan")

     The EIC plan provides the opportunity for executive officers to earn both annual and long-term incentives in addition to their base salaries. The Committee believes that having as much as 50% of an executive officer's total compensation at risk fosters achievement of the Company's short-term and long-term financial performance goals.

     Annual Incentives: The Compensation Committee each year establishes annual financial goals which relate to one or more indicators of corporate financial performance and targets amounts as a specified percentage of the executive officer's salary. For 1996, such percentages ranged from 42% to 50% of base salary. Incentive awards are paid to participating executives under the EIC Plan only when the established financial goals are achieved. Depending on the extent to which corporate goals are achieved, an executive officer may be entitled to receive from zero up to 150% of such targeted award. For 1996, the annual incentive award opportunity was contingent upon attaining an established level of revenues and net profit after tax. These goals were not met in 1996 and consequently no payments were made.

     Long-Term Incentives: Long-term incentives consist of stock options. The number of stock options granted is determined by the recipient's position and amount of options currently held, and is intended to recognize different levels of responsibility. All options are granted with an option exercise price equal to the fair market value of the Company's Common Stock on the date of grant. This closely links a significant portion of executive compensation to benefits produced for all shareholders. As in prior years, the Company's Chief Executive Officer was not granted any options in 1996 because the provisions of a Stock Purchase Agreement entered into by the Company and Mr. Humphreys provided Mr. Humphreys with long-term equity incentives. This Stock Purchase Agreement terminated in 1996, and in future years the Compensation Committee expects to grant options to Mr. Humphreys.

Compensation Committee Report on 1996 Cancellation and Regrant of Options

     During October 1996, the Compensation Committee determined that factors affecting the Company's stock had made it necessary for the Company to implement a program to cancel and regrant certain options to purchase Common Stock held by the company's executive officers and certain other employees. A cancellation/regrant program was implemented whereby certain outstanding options were canceled and new options for the same number of shares were granted with a lower exercise price per share equal to the fair market price of the Company's Common Stock on the regrant date.

     The Compensation Committee determined that this program was necessary because equity incentives are a significant component of the total compensation of each employee and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term financial success. The market price of the Company's Common Stock had risen substantially during the previous 12 months and then declined significantly prior to the implementation of the program. This significant fluctuation in market price left several key executives of the Company with few, if any, stock options that provided meaningful incentives. Furthermore, the Compensation Committee did not believe that such market price reflected the progress made by the Company in operations, product development, market development or financing. The Compensation Committee felt that the Company's ability to retain key employees would be significantly impaired unless the value of such employees' options was restored by regranting options for the Company's Common Stock at the then current market price. Further, a review of other companies in the technology industry indicated that some of these companies had been confronted with this problem and have made similar adjustments in options prices to motivate and retain their employees. This is the first time that the Compensation Committee has approved the cancellation and regrant of options and the Committee considers this an unusual event for the Company.

     Accordingly, on October 29, 1996, the Compensation Committee approved the cancellation and regrant of all outstanding options with an exercise price in excess of $19.25 per share held by current employees. Each person holding such an option had the opportunity to either retain the old option or accept a new option with an exercise price of $17.75, the fair market value of the Common Stock on November 25, 1996 (the exchange date), and cancel the older higher-priced option. Each regranted option was for the same number of shares and vesting length as the canceled option. However, vesting time earned on the original option was forfeited and vesting of the regranted option began on November 25, 1996.

     The Compensation Committee believes the regranted options and new vesting schedule strikes an appropriate balance between the interests of the option holders and the shareholders. The lower exercise prices of the regranted options made the options once again valuable to the executive officers and key employees who are critical to the Company's financial performance. However, those individuals will enjoy the benefits of the regranted options only if they remain employed by the Company and contribute to the Company's and investors' financial success.

                      Members of the Compensation Committee

                Paul A. Redmond Michael B. Bracy Mary Ann Peters

Performance Graph

     The following graph compares the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the Nasdaq US Stock Market and the Nasdaq Computer Manufacturers Stocks for the period beginning on November 5, 1993, the first day of trading as a public company and ending on December 31, 1996, the end of the Company's latest fiscal year.

            Comparison of Cumulative Total Return Among Itron, Inc.,
        Nasdaq Computer Manufacturers Stocks and Nasdaq US Stock Market
             (For the period November 5, 1993 to December 31, 1996)

                                      5-Nov-93   31-Dec-93  30-Dec-94   29-Dec-95   31-Dec-96

Itron, Inc.                               $100        $133       $150        $250        $130
Nasdaq Computer Manufacturers Stock       $100        $108       $119        $187        $251
Nasdaq U.S. Stock Market                  $100        $105       $102        $144        $178



     The above presentation assumes $100 invested on November 5, 1993, in Itron Common Stock, Nasdaq Computer Manufacturers Stock and Nasdaq U.S. Market Stock, with all dividends reinvested. Stock prices shown above for the Common Stock are historical and not necessarily indicative of future price performance.

Section 16 (a) Beneficial Ownership Compliance Reporting

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that during the 1996 fiscal year all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% were complied with by such persons.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth as of February 28, 1997 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) each of the Company's executive officers for whom compensation is reported in this Proxy Statement, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. Except as otherwise noted, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                               Shares Beneficially Owned
                           Name                                             Number                  Percent
-----------------------------------------------------------         -----------------------  ----------------------

Directors and  Executive Officers:
Johnny M. Humphreys (1)                                                     230,324                   1.72%
Richard G. Geiger (2)                                                        65,020                       *
Michael J. O'Callaghan (3)                                                   40,877                       *
Carl Robert Aron (4)                                                         29,049                       *
David G. Remington                                                            4,000                       *
Paul A. Redmond (5)                                                          20,000                       *
Jon E. Eliassen (6)                                                          14,000                       *
Michael B. Bracy (7)                                                         15,000                       *
Graham M. Wilson (8)                                                         15,000                       *
Ted C. DeMerritt (9)                                                         14,300                       *
Mary Ann Peters (10)                                                         12,000                       *
All directors and executive officers as a group
(17 persons) (5) (6) (7) (8) (9) (10) (11)                                1,268,683                      9.45%


Greater than 5% Shareholders:

Kopp Investment Advisors, Inc. (12)
6600 France Ave. South, Suite 672
Edina, MN  55435                                                          1,915,742                    14.27%

Arkla Finance Corporation
P.O. Box 2628
Houston, TX.  77252                                                       1,502,547                    11.20%

Pentzer Corporation
(a subsidiary of WWP)
W. 818 Riverside, Suite 350
Spokane, WA  99201                                                          792,767                     5.91%

------------------
*    Less than 1%.


1. Includes 2,595 shares of Common Stock held for Mr. Humphreys' individual account under the Company's 401(k) employee savings plan. Also includes 300 shares held by Mr. Humphreys as custodian under UGMA for his granddaughter and 300 shares held by Mr. Humphreys as custodian under UGMA for his grandson.

2. Includes 63,750 shares issuable upon exercise of outstanding options that are exercisable by Mr. Geiger within 60 days at a weighted average exercise price of $10.77 per share. Also includes 1,270 shares of Common Stock held for Mr. Geiger's individual account under the Company's 401(k) employee savings plan.

3. Includes 40,000 shares issuable upon exercise of outstanding options that are exercisable by Mr. O'Callaghan within 60 days at a weighted average exercise price of $13.51 per share. Also includes 877 shares of Common Stock held for Mr. O'Callaghan's individual account under the Company's 401(k) employee savings plan.

4. Includes 15,000 shares issuable upon exercise of outstanding options that are exercisable by Mr. Aron within 60 days at a weighted average exercise price of $28.06 per share. Also includes 49 shares of Common Stock held for Mr. Aron's individual account under the Company's 401(k) employee savings plan.

5. Includes 17,500 shares issuable to Mr. Redmond upon exercise of outstanding options at a weighted average exercise price of $23.93 per share. Excludes 792,767 shares held by Pentzer Corporation, a subsidiary of WWP, as to which Mr. Redmond disclaims beneficial ownership. Mr. Redmond is a director of WWP.

6. Includes 14,000 shares issuable to Mr. Eliassen upon exercise of outstanding options at a weighted average exercise price of $28.43 per share. Excludes 792,767 shares held by Pentzer Corporation, a subsidiary of WWP, as to which Mr. Eliassen disclaims beneficial ownership.

7. Includes 15,000 shares issuable to Mr. Bracy upon exercise of outstanding options at a weighted average exercise price of $27.43 per share. Excludes 1,502,547 shares held by Arkla Finance Corporation, as to which Mr. Bracy disclaims beneficial ownership. Mr. Bracy is a director of Arkla Finance Corporation.

8. Includes 15,000 shares issuable to Mr. Wilson upon exercise of outstanding options at a weighted average exercise price of $27.43 per share. Excludes 608,340 shares held by Centra, as to which Mr. Wilson disclaims beneficial ownership. Mr. Wilson is a director of Centra Gas Inc.

9.   Includes  14,000  shares  issuable  to  Mr.   DeMerritt  upon  exercise  of
     outstanding options at a weighted average exercise price of $28.32 per share.

10. Includes 12,000 shares issuable to Ms. Peters upon exercise of outstanding options at a weighted average exercise price of $30.21 per share.

11. Includes 286,791 shares issuable upon exercise of outstanding options that are held by executive officers and are exercisable within 60 days. Also includes 11,992 shares of Common Stock held for such officers' individual accounts under the Company's 401(k) employee savings plan and 61 shares held for such officers' individual accounts under the Company's employee stock ownership plan.

12. Information is based on a Schedule 13G dated January 29, 1997 which was filed by Kopp Investment Advisors, Inc., with the Securities and Exchange Commission. Such filing indicates that the investor exercises investment discretion over these shares but is record owner of only 5,000 of the shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change of Control Agreements

     The Company has entered into Change of Control Agreements with some of its executive officers to provide compensation and benefits in the event of a change of control of the Company. Pursuant to such agreements, executive officers agree to remain employed by the Company on an annual basis and are compensated by an annual salary and bonus as determined by the Compensation Committee of the Board of Directors. In the event the employment relationship is terminated by the Company for other than cause or by the executive officer for good reason within the one year period following a change of control, the executive officer will receive any salary or bonus due to such executive officer, group insurance benefits for one year after termination and severance pay equal to the annual base salary for the fiscal year in which the termination occurs. The executive officers will also receive such payments if their employment continues for the full one year period following a change of control.

Employment Agreements

     Johnny M. Humphreys, President and Chief Executive Officer of the Company, is party to an Employment Agreement and a related Stock Purchase Agreement with the Company. The Employment Agreement, dated February 9, 1987, provides for an initial base salary of $165,000, which has been increased annually. The agreement also provides for annual incentive and employment bonus payments. There were no bonus amounts for 1995 and 1996, and there are no further bonus amounts due Mr. Humphreys in the future. The Employment Agreement may be terminated by either party at any time. If termination is by the Company, it is obligated to pay Mr. Humphreys' base salary and benefits for a six-month period. In conjunction with his Employment Agreement, Mr. Humphreys executed a Stock Purchase Agreement, pursuant to which he was granted rights to acquire shares of Common Stock. Mr. Humphreys has purchased an aggregate of 392,129 shares of Common Stock pursuant to the Stock Purchase Agreement. The Company made loans to Mr. Humphreys for the purchase of such shares of Common Stock, all of which have been repaid.

     Carl Robert Aron, who joined the Company as Executive Vice President and Chief Operating Officer in November 1995, is party to an Employment Agreement with the Company. The Agreement provides for an initial base salary of $275,000, which was increased to $300,000 in 1996 and may be increased in future years by the Chief Executive Officer, subject to the approval of the Compensation Committee. In addition, a signing bonus of $150,000 was paid to Mr. Aron in January 1996. The Agreement also provides for annual incentive bonus payments which range from 50% to 75% of base salary depending on the Company's performance. The Agreement may be terminated by either party. If termination is by the Company for reasons other than cause by Mr. Aron for good reason or under certain other conditions, the Company is required to pay to Mr. Aron the greater of (a) $500,000 or 150% of Mr. Aron's then current base salary and (b) an amount (depending on the market value of options granted) that will not exceed the greater of $250,000 or 75% of Mr. Aron's then current base salary. The Agreement also provided for an option grant of 100,000 shares of the Company's Common Stock at the fair market value of the Company's Common Stock on the date of grant. These options become vested ratably over a four year period. The Agreement contains certain vesting acceleration clauses for termination, death, disability and changes in control.

     David G. Remington, who joined the Company as Vice President and Chief Financial Officer in February 1996, is party to an Employment Agreement with the Company. The Agreement provides for an initial base salary of $250,000 which may be increased annually by the Chief Executive Officer, subject to the approval of the Compensation Committee. The Agreement also provides for annual incentive bonus payments. The Agreement may be terminated by either party under certain conditions. If termination is by the Company for other than cause the Company is required to pay Mr. Remington an amount equal to his then current annual base salary. The Agreement also provided for an option grant of 45,000 shares of the Company's Common Stock at the fair market value of the Company's Common Stock on the date of the grant. These options become vested ratably over a three year period. The Agreement contains certain vesting acceleration clauses for termination, death or disability.

Other Related Party Agreements

     In July 1995 and May 1996, the Company purchased its principal office and manufacturing facilities and additional manufacturing space in Spokane, Washington, from Pentzer Development Corporation. Pentzer Development Corporation is a subsidiary of Pentzer Corporation, a significant shareholder of the Company and a subsidiary of WWP. Cash paid at closing was $3.2 million. The Company has two long-term notes payable to Pentzer for $6.4 million related to the purchases. The principal balances of the notes bear interest at rates of 7.5% through July 1998 and May 1999 and 9% and 8.5% thereafter. Monthly payments of interest only are due through August 1998 with payments of principal and interest due from September 1998 to maturity in August 2015 and June 2019.

                            RATIFICATION OF AUDITORS

     Shareholders are asked to ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1997. Unless instructed otherwise, it is the intention of the persons named in the accompanying Proxy to vote shares represented by properly executed Proxies for ratification of the selection of Deloitte & Touche LLP as independent auditors.

     Deloitte & Touche LLP audited the books and records of the Company for the fiscal years ended December 31, 1994, 1995 and 1996. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as independent auditors.


                                 OTHER BUSINESS

     The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals intended for inclusion in the proxy materials for the Company's 1997 Annual Meeting of Shareholders must be received by the Company no later than December 1, 1997.

     Such proposals should be directed to the Corporate Secretary, Itron, Inc., 2818 North Sullivan Road, P.O. Box 15288, Spokane, Washington 99216.


                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     A copy of the Company's Annual Report to Shareholders for the year 1996, including financial statements, accompanies this Proxy Statement.

                                            ---------------------------




     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission, will be furnished without charge to beneficial shareholders or shareholders of record on February 28, 1997, upon request to investor relations at the Company's principal executive offices.

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



                                   APPENDIX A

                                      ITRON

                         1989 RESTATED STOCK OPTION PLAN
                   As amended and restated on February 3, 1997




Section 1.    Purpose

     The purpose of the 1989 Restated Stock Option Plan (this "Plan") is to provide a means whereby selected employees, directors, officers, agents, consultants, advisors and independent contractors of Itron, Inc. (the "Company"), or of any parent or subsidiary (as defined in subsection 5.8 and referred to hereinafter as "related corporations") thereof, may be granted incentive stock options and/or nonqualified stock options to purchase the Common Stock (as defined in Section 3) of the Company, in order to attract and retain the services or advice of such employees, directors, officers, agents, consultants, advisors and independent contractors and to provide added incentive to such persons by encouraging stock ownership in the Company.

Section 2.    Administration

     This Plan shall be administered by the Board of Directors of the Company (the "Board") or a committee or committees (which term includes subcommittees) appointed by and consisting of two or more members of the Board. The administrator of this Plan shall hereinafter be referred to as the "Plan Administrator." So long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board shall consider, in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator of this Plan with respect to any persons subject or likely to become subject to Section 16 under the Exchange Act, the provisions regarding (a) "outside directors," as contemplated by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) "nonemployee directors," as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering this Plan with respect to designated classes of eligible participants to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

     The members of any committee serving as Plan Administrator shall be appointed by the Board for such term as the Board may determine. The Board may from time to time remove members from, or add members to the committee. Vacancies on the committee, however caused, may be filled by the Board.

     2.1      Procedures

     The Board shall designate one of the members of the Plan Administrator as chairman. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

     2.2      Responsibilities

     Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under this Plan, including selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price, and all other terms and conditions of the options. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any option issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties, so long as such interpretation and construction with respect to incentive stock options correspond to the requirements of Section 422 of the Code and the regulations thereunder and any amendments thereto.

     2.3      Rule 16b-3 Compliance and Bifurcation of Plan

     Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning this Plan with respect to other participants.

Section 3.    Stock Subject to This Plan

     3.1      Authorized Number of Shares

     The stock subject to this Plan shall be the Company's Common Stock (the "Common Stock"), presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 7, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 4,050,000 shares.

     3.2      Limitations

     Subject to adjustment as provided in Section 7, not more than an aggregate of 100,000 shares of Common Stock may be made subject to options granted under the Plan to any individual in any fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

     3.3      Reuse of Shares

     If any option granted under this Plan shall expire or be surrendered, exchanged for another option, canceled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such expired, surrendered, exchanged, canceled or terminated options.

Section 4.    Eligibility

     An incentive stock option may be granted only to any individual who, at the time the option is granted, is an employee of the Company or any related corporation. A nonqualified stock option may be granted to any employee, director, officer, agent, consultant, advisor or independent contractor of the Company or any related corporation, whether an individual or an entity. Any party to whom an option is granted under this Plan shall be referred to hereinafter as an "Optionee."

Section 5.    Terms and Conditions of Options

     Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, options shall include or incorporate by reference the following terms and conditions:

     5.1      Number of Shares and Price

     The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the "exercise price") shall be as established by the Plan Administrator, provided that the Plan Administrator shall act in good faith to establish the exercise price which shall be not less than the fair market value per share of the Common Stock at the time the option is granted with respect to incentive stock options and also provided that, with respect to incentive stock options granted to greater than 10% shareholders, the exercise price shall be as required by subsection 6.1.

     5.2      Term and Maturity

     Subject to the restrictions contained in Section 6 with respect to granting incentive stock options to greater than 10% shareholders, the term of each incentive stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted but in no event shall it exceed 10 years. The term of each nonqualified stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years. To ensure that the Company or related corporation will achieve the purpose and receive the benefits contemplated in this Plan, any option granted to any Optionee hereunder shall, unless the condition of this sentence is waived or modified in the agreement evidencing the option or by resolution adopted at any time by the Plan Administrator, be exercisable according to the following schedule:

         Period of Optionee's Continuous
        Relationship with the Company or
      Related Corporation from the Date the            Portion of Total Option
             Option is Granted                           Which is Exercisable
-------------------------------------------------------------------------------

               after one year                                     25%
               after two years                                    50%
               after three years                                  75%
               after four years                                  100%


     5.3      Exercise

     Subject to the vesting schedule described in subsection 5.2, each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the option, if less than 100 shares) may be purchased upon any exercise of option rights hereunder and that only whole shares will be issued pursuant to the exercise of any option. Options shall be exercised by delivery to the Company of notice of the number of shares with respect to which the option is exercised, together with payment of the exercise price.

     5.4      Payment of Exercise Price

     Payment of the option exercise price shall be made in full at the time the notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

     The Plan Administrator can determine at any time before exercise that additional forms of payment will be permitted. Unless the Plan Administrator in its sole discretion determines otherwise, either at the time the option is granted or at any time before it is exercised, and to the extent permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an option may be exercised by a combination of cash and/or check and one or more of the following alternative forms:

              (a) tendering (either actually or by attestation) shares of stock of the Company held by an Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator; provided, however, that payment in stock held by an Optionee shall not be made unless the stock shall have been owned by the Optionee for a period of at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial accounting purposes);

              (b) delivery of a full-recourse promissory note executed by the Optionee; provided that (i) such note delivered in connection with an incentive stock option shall, and such note delivered in connection with a nonqualified stock option may, in the sole discretion of the Plan Administrator, bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes, and
(ii) the Plan Administrator in its sole discretion shall specify the term and other provisions of such note at the time an incentive stock option is granted or at any time prior to exercise of a nonqualified stock option, and (iii) the Plan Administrator may require that the Optionee pledge the Optionee's shares to the Company for the purpose of securing the payment of such note and may require that the certificate representing such shares be held in escrow in order to perfect the Company's security interest, and (iv) the Plan Administrator in its sole discretion may at any time restrict or rescind this right upon notification to the Optionee; or

              (c) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state or local withholding tax obligations that may arise in connection with the exercise.

     5.5      Withholding Tax Requirement

     The Company may require the Optionee to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant or exercise of any option. Subject to the Plan and applicable law, the Plan Administrator, in its sole discretion, may permit an Optionee to satisfy withholding obligations, in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the fair market value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to an option or from any cash amounts otherwise due or to become due from the Company to the Optionee, an amount equal to such taxes.

     5.6      Holding Periods

              5.6.1        Securities and Exchange Act Section 16

     If a director or officer subject to Section 16 of the Exchange Act sells shares of Common Stock obtained upon the exercise of a stock option within six months after the date the option was granted, such sale may result in short-swing profit liability under Section 16(b) of the Exchange Act.

              5.6.2        Taxation of Stock Options

     In order to obtain certain tax benefits afforded to incentive stock options under Section 422 of the Code, an Optionee must hold the shares issued upon the exercise of an incentive stock option for two years after the date of grant of the option and one year from the date of exercise. An Optionee may be subject to the alternative minimum tax at the time of exercise of an incentive stock option. The Plan Administrator may require an Optionee to give the Company prompt notice of any disposition of shares of Common Stock acquired by the exercise of an incentive stock option prior to the expiration of such holding periods.

     Tax advice should be obtained when exercising any option and prior to the disposition of the shares issued upon the exercise of any option.

     5.7      Nontransferability of Options

     Options granted under this Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. During an Optionee's lifetime, any options granted under this Plan are personal to him or her and are exercisable solely by such Optionee or a permitted assignee or transferee of such Optionee (as provided below). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred hereby, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void. Notwithstanding the foregoing, to the extent permitted by Section 422 of the Code, the Plan Administrator may permit an Optionee to (a) during the Optionee's lifetime, designate a person who may exercise the option after the Optionee's death by giving written notice of such designation to the Plan Administrator (such designation may be changed from time to time by the Optionee by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation), or (b) transfer the option and the rights and privileges conferred hereby; provided, however, that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the award.

     5.8      Termination of Relationship

     If the Optionee's relationship with the Company or any related corporation ceases for any reason, then the portion of the Optionee's option that is not exercisable at the time of such cessation shall terminate immediately upon such cessation, unless the Plan Administrator determines otherwise. If the Optionee's relationship with the Company or any related corporation ceases for any reason other than termination for cause, death or total disability, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a three-month period, that portion of the Optionee's option which is exercisable at the time of such cessation, but the Optionee's option shall terminate at the end of such period following such cessation as to all shares for which it has not theretofore been exercised, unless such provision is waived in the agreement evidencing the option or at any time prior to the expiration of the option by the Plan Administrator in its sole discretion. If, however, in the case of an incentive stock option, the Optionee does not exercise the Optionee's option within three months after cessation of employment, the option will no longer qualify as an incentive stock option under the Code.

     If an Optionee is terminated for cause, any option granted hereunder shall automatically terminate as of the first discovery by the Company of any reason for termination for cause, and such Optionee shall thereupon have no right to purchase any shares pursuant to such option. "Termination for cause" shall mean dismissal for dishonesty, conviction or confession of a crime punishable by law (except minor violations), fraud, misconduct or disclosure of confidential information. If an Optionee's relationship with the Company or any related corporation is suspended pending an investigation of whether or not the Optionee shall be terminated for cause, all the Optionee's rights under any option
granted   hereunder   likewise   shall  be   suspended   during  the  period  of
investigation.

     If an Optionee's relationship with the Company or any related corporation ceases because of a total disability, the portion of the Optionee's option that is exercisable at the time of such cessation may be exercised for a period of one year following such cessation (unless by its terms it sooner terminates and expires). As used in this Plan, the term "total disability" refers to a mental or physical impairment of the Optionee which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have fumished their opinion of total disability to the Plan Administrator.

     Any change of relationship with the Company shall not constitute a termination of the Optionee's relationship with the Company for purposes of this
Section 5.8 so long as the Optionee continues to be an employee, director, officer, agent, consultant, advisor or independent contractor of the Company or of a related corporation. The Plan Administrator, in its absolute discretion, may determine all questions of whether particular leaves of absence constitute a termination of services; provided, however, that with respect to incentive stock options, such determination shall be subject to any requirements contained in the Code. The foregoing notwithstanding, with respect to incentive stock options, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

     As used herein, the term "related corporation," when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in, at the time of the granting of the option, an unbroken chain of corporations ending with the Company, if stock possessing 50% or more of the total combined voting power of all classes of stock of each of the corporations other than the Company is owned by one of the other corporations in such chain. When referring to a parent corporation, the term "related corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of nonqualified stock options, "subsidiary" shall also include any partnership in which the Company has an ownership interest.

     5.9      Death of Optionee

     If an Optionee dies while he or she has a relationship with the Company or any related corporation or within the three-month period (or 12-month period in the case of totally disabled Optionees) following cessation of such relationship, any option held by such Optionee to the extent that the Optionee would have been entitled to exercise such option, may be exercised within one year after his or her death by the personal representative of his or her estate or by the person or persons to whom the Optionee's rights under the option shall pass by will or by the applicable laws of descent and distribution.

     5.10     No Status as Shareholder

     Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised.

     5.11Continuation of Relationship

     Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ or other relationship of the Company or of a related corporation, or to interfere in any way with the right of the Company or of any such related corporation to terminate his or her employment or other relationship with the Company at any time.

     5.12     Modification and Amendment of Option

     Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee.

     5.13     Limitation on Value for Incentive Stock Options

     As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate fair market value of the stock (determined at the time the incentive stock option is granted) with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year (under this Plan and all other incentive stock option plans of the Company, a related corporation or a predecessor corporation) exceeds $100,000, such options shall be treated as nonqualified stock options. The previous sentence shall not apply if the Internal Revenue Service issues a public rule, issues a private ruling to the Company, any Optionee or any legatee, personal representative or distribute of an Optionee or issues regulations changing or eliminating such annual limit. Section 6. Greater Than 10% Shareholders
     6.1      Exercise Price and Term of Incentive Stock Options

     If incentive stock options are granted under this Plan to employees who own more than 10% of the total combined voting power of all classes of stock of the Company or any related corporation, the term of such incentive stock options shall not exceed five years and the exercise price shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted. This provision shall control notwithstanding any contrary terms contained in an option agreement or any other document.

     6.2      Attribution Rule

     For purposes of subsection 6. 1, in determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Company, the stock subject to that portion of the option or warrant which is unexercised shall not be counted in determining stock ownership. For purposes of this Section 6, stock owned by an employee shall include all stock actually issued and outstanding immediately before the grant of the incentive stock option to the employee.

Section 7.    Adjustments Upon Changes in Capitalization

     The aggregate number and class of shares for which options may be granted under this Plan, the maximum annual grant to an Optionee set forth in Section 3.2, the maximum number and class of shares for which options may be granted to an individual under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

     7.1      Effect of Liquidation or Reorganization

              7.1.1        Cash, Stock or Other Property for Stock

     Except as provided in subsection 7.1.2, upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporating or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option granted hereunder shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such Optionee's option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

              7.1.2        Conversion of Options on Stock for Stock Exchange

     If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization, all options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of subsection 7.1.1. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. In any such transaction, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger or a mere reincorporating or the creation of a holding company, the converted options shall be fully vested whether or not the vesting requirements set forth in the option agreement have been satisfied.

     7.2      Fractional Shares

     In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

     7.3      Determination of Board to Be Final

     All Section 7 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an incentive stock option shall be made in such a manner so as not to constitute a "modification" as defined in Code Section 425(h) and so as not to cause his or her incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

Section 8.    Securities Regulation

     Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

     As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK HEREUNDER.

     Should any of the Company's capital stock of the same class as the stock subject to options granted hereunder be listed on a national securities exchange, all stock issued hereunder if not previously listed on such exchange shall be authorized by that exchange for listing thereon prior to the issuance thereof.

Section 9.    Amendment and Termination

     9.1      Board Action
     The Board may, at any time, suspend, amend or terminate this Plan, provided that to the extent required by Section 422 of the Code or any applicable law or regulation, the Company's shareholders must approve any amendment which will:

     (a) increase the total number of shares that may be issued under this Plan;

     (b) modify the class of participants eligible for participation in this Plan, or

     (c) otherwise require shareholder approval under any applicable law or regulation.

     Such shareholder approval must be obtained within 12 months of the adoption by the Board of such amendment.

     Any amendment made to this Plan since its original adoption which would constitute a "modification" to incentive stock options outstanding on the date of such amendment shall not be applicable to such outstanding incentive stock options, but shall have prospective effect only, unless the Optionee agrees otherwise.

     9.2      Automatic Termination

     Unless sooner terminated by the Board, this Plan shall terminate on February 3, 2007. No option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under any option theretofore granted under this Plan.

Section 10.   Effectiveness of This Plan

     This Plan shall become effective upon adoption by the Board so long as it is approved by the Company's shareholders at any time within 12 months of the adoption of this Plan or, if earlier and to the extent required for compliance with Rule 16b-3 under the Exchange Act, at the next annual meeting of shareholders after adoption by the Board.


     Original Plan adopted by the Company's Board of Directors on February 14, 1989 and approved by the Company's shareholders on May 23, 1989. Plan amended and restated by the Company's Board of Directors on May 1, 1992 and approved by the Company's shareholders on May 22, 1992. Plan further amended and restated by the Company's Board of Directors on January 30, 1995 and approved by the Company's shareholders on April 25, 1995. Plan further amended and restated by the Company's Board of Directors on February 3, 1997 with approval pending by the Company's shareholders.